Exhibit 99.1

KULR to Present at The Battery Show on September 13, 2022

SAN DIEGO / GLOBENEWSWIRE / September 8, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion (“Li-ion”) battery safety and thermal management technologies, will present at the The Battery Show on Tuesday, September 13, 2022 in Novi, Michigan. Sean Plasse, Regional Vertical Market Manager at KULR, will present his talk around The Role of Safety in Building a Sustainable Circular Battery Economy which dives into battery safety, sustainability, and recycling.

Hosted between September 13-15, 2022, The Battery Show is North America’s largest advanced battery and electric vehicle technologies trade show, bringing together engineers, business leaders, top-industry companies, and innovative thinkers to discover ground-breaking products and create powerful solutions for the future. Interested parties can register for The Battery Show here.

KULR Presentation Details:

Date & Time: Tuesday, September 13, 2022 from 5:10 p.m. to 5:25 p.m. eastern time

Location: Suburban Collection Showplace Blue Room – 46100 Grand River Ave, Novi, MI 48374

Speaker: Sean Plasse, Regional Vertical Market Manager at KULR Technology Group

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:
Tom Colton or Matt Glover
Gateway Group
Main: (949) 574-3860
KULR@gatewayir.com

Public Relations:
Robert Collins / Zach Kadletz / Anna Rutter
Gateway Group
Main: (949) 574-3860
KULR@gatewayir.com